Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Penn Virginia Corporation:

We consent to the use of our reports dated March 15, 2016, with respect to the consolidated balance sheets of Penn Virginia Corporation as of December 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2015, and the effectiveness of internal control over financial reporting incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated March 15, 2016 contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and is dependent on obtaining additional financing to continue its planned principal business operations. These factors raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

(signed) KPMG LLP

Houston, Texas

December 16, 2016